Exhibit 4.5

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES

EXCHANGE ACT OF 1934

The following summary of the terms of our common stock is based upon our second amended and restated certificate of incorporation, as amended (our “Certificate of Incorporation”), and our amended and restated bylaws (our “Bylaws”). The summary is not complete, and is qualified by reference to our Certificate of Incorporation and our Bylaws, which are filed as exhibits to this Annual Report on Form 10-K and are incorporated by reference herein. We encourage you to read our Certificate of Incorporation, our Bylaws, and the applicable provisions of the Delaware General Corporation Law for additional information.

The Michaels Companies, Inc. (“Michaels,” “we,” “our,” or “us”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock, $0.06775 par value per share.

Authorized Shares of Capital Stock

Our total amount of our authorized capital stock consists of 350,000,000 shares of our common stock, par value $0.06775 per share, and 50,000,000 shares of preferred stock, par value $0.10 per share.

Listing

Our common stock is listed on The Nasdaq Global Select Market under the symbol “MIK.”

Voting Rights

Except as required by law or matters relating solely to the terms of preferred stock, each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. Holders of shares of our common stock have no cumulative voting rights.

Preferences

Our board of directors (the “Board”) may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the designations, powers, preferences, privileges, and relative participating, optional or special rights as well as the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of our liquidation before any payment is made to the holders of shares of our common stock. Under specified circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Our Board, without stockholder approval, may issue shares of preferred stock with voting and conversion rights, which could adversely affect the holders of shares of our common stock and the market value of our common stock. Subject to the rights of the holders of shares of preferred stock, the number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class. There are no shares of preferred stock currently outstanding.

Anti-takeover effects of our Certificate of Incorporation and Bylaws

Our Certificate of Incorporation and our Bylaws contain additional provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Board, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders; however, these provisions also give the Board the power to discourage acquisitions that some stockholders may favor.

Authorized but unissued capital stock.  The General Corporation Law of the State of Delaware (the “DGCL”) does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of The Nasdaq Stock Market, which would apply as long as our common stock is listed on The Nasdaq Global Select Market, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of authorized but unissued common stock or preferred stock may be to enable our Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholder of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Board of Directors. Our Certificate of Incorporation provides that the authorized number of directors may be changed only by resolution of the Board. Our Certificate of Incorporation also states that a director may be removed only for cause by the affirmative vote of the holders of at least 75% of our voting stock. Any vacancy on our Board, including a vacancy resulting from an enlargement of our Board, may be filled only by vote of a majority of our directors then in office.

Action by written consent.  Any action required or permitted to be taken by our stockholders may be effected only at a duly called annual or special meeting of our stockholders and may not be effected by any consent in writing by our stockholders.

Special meeting of stockholders and advance notice requirements for stockholder proposals. Our Certificate of Incorporation provides that, except as otherwise required by law and subject to any rights of the holders of preferred stock, special meetings of the stockholders can only be called by (a) our chairman or any vice chairman of the Board or (b) the Board pursuant to a written resolution adopted by a majority of the total number of directors that our Board would have if there were no vacancies.

In addition, our Bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the Board, or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting, who has delivered a timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting, who attends (or has a qualified representative attend) the stockholder meeting and who has otherwise complied with the provisions of our Bylaws and applicable law.

These provisions could have the effect of delaying any stockholder actions until the next stockholder meeting, even if they are favored by the holders of a majority of our outstanding voting stock.

Amendment to Certificate of Incorporation and Bylaws. The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our Bylaws may be altered, amended or repealed by a majority vote of our Board or, in addition to any other vote otherwise required by law, the affirmative vote of at least 75% of our outstanding common stock. Additionally, the affirmative vote of at least 75% of the voting power of our outstanding shares of common stock entitled to vote on the adoption, alteration, amendment or repeal of our Certificate of Incorporation, voting as a single class, is required to amend or repeal or to adopt any provision inconsistent with the “Board of Directors”, “Director Liability”, “Action by Written Consent”, “Special Meetings of Stockholders”, “Amendments to the Certificate of Incorporation and Bylaws”, “Business Combinations”, “Renouncement of Corporate Opportunity” and “Exclusive Jurisdiction of Certain Actions” provisions described in our Certificate of Incorporation. These provisions may have the effect of deferring, delaying or discouraging the removal of any anti-takeover defenses provided for in our Certificate of Incorporation and our Bylaws.

Business combinations.  We have elected in our Certificate of Incorporation not to be subject to Section 203 of the DGCL, an antitakeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we are not subject to any anti-takeover effects of Section 203. However, our Certificate of Incorporation contains provisions that have the same effect as Section 203, except that they provide that investment funds affiliated with Bain Capital Partners, LLC and The Blackstone Group L.P., and their respective successors and affiliates (collectively, the “Sponsors”), will not be deemed to be “interested stockholders”, regardless of the percentage of our voting stock owned by them and accordingly will not be subject to such restrictions.

Renouncement of corporate opportunity

Our Certificate of Incorporation provides that we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity that may from time to time be presented to the Sponsors or any of their respective officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than us and our subsidiaries) and that may be a business opportunity for the Sponsors, even if the opportunity is one that we might reasonably have pursued or had the ability or desire to pursue if granted the opportunity to do so. No such person will be liable to us for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person, acting in good faith, pursues or acquires any such business opportunity, directs any such business opportunity to another person or fails to present any such business opportunity, or information regarding any such business opportunity, to us unless, in the case of any such person who is our director or officer, any such business opportunity is expressly offered to such director or officer solely in his or her capacity as our director or officer. None of the Sponsors, any of the investment funds associated with the Sponsors or any of their respective representatives has any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us or any of our subsidiaries.

Exclusive jurisdiction of certain actions

Our Certificate of Incorporation requires, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or our stockholders, (iii) any action asserting a claim against the Company arising pursuant to any provision of the DGCL or our Certificate of Incorporation or our Bylaws or (iv) any action asserting a claim against the Company governed by the internal affairs doctrine will have to be brought only in the Court of Chancery in the State of Delaware. Although we believe this provision benefits the Company by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Limitations on liability and indemnification of officers and directors

Our Certificate of Incorporation and our Bylaws limit the liability of our directors to the fullest extent permitted by applicable law and provide that we will indemnify them to the fullest extent permitted by such law. We have entered into indemnification agreements with our current directors and executive officers and expect to enter into a similar agreement with any new directors or executive officers.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. Its address is P.O. Box 30170, College Station, TX 77842-3170.